THIS EMPLOYMENT AGREEMENT (as the same may be modified, amended, supplemented and/or restated from time to time, this "Agreement"), dated as of April 1, 1997 (the "As of Date"), is made and entered into by and between Natural Health Trends Corp., a Florida corporation (the "Company"), and Robert
C. Bruce (the "Executive").

                                   Background

         The Company wishes to employ the Executive and the Executive wishes to be employed by the Company, on the terms and conditions set forth below in this Agreement.

         Prior to the effective date of this Agreement (as specified in Section 2 below), the Executive had been employed by Global Health Alternatives, Inc., a Delaware corporation ("GHA"). The terms and conditions such employment were governed by that certain Employment Agreement, dated as of October 15, 1996 (the "GHA Employment Agreement"), by and between GHA and the Executive.

         The Company and GHA are entering into an Amended and Restated Agreement and Plan of Reorganization, dated as of July 23, 1997 (the "Acquisition Agreement"), among the Company, the stockholders of GHA and GHA, providing for (among other things) the assignment and transfer by the stockholders of GHA of all or substantially all of the common stock of GHA to the Company (the "Acquisition Transaction"). This Agreement is being executed and delivered by the Company in partial satisfaction of the condition set forth in Section 6.02(k) of the Acquisition Agreement.

         NOW, THEREFORE, in consideration of the mutual benefits to be derived and the covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         1. Employment and Duties. (A) Subject to the terms hereof, the Company hereby employs the Executive with the titles Senior Vice President, Chief Financial Officer and Treasurer of the Company (and/or such other title(s) as the Company and Executive shall mutually agree) and in such other capacities with or for the Company and/or subsidiaries or affiliates of the Company ("Affiliated Companies") as the Company or its Board of Directors, Chairman or President shall designate. The Executive hereby: (i) accepts such employment,
(ii) undertakes the responsibilities of such office(s), (iii) as such, agrees to perform such duties and responsibilities with respect to the Company and other Affiliated Companies as are set forth in Annex 1 attached hereto and made part hereof (and/or such other duties and responsibilities consistent with the duties set forth on Annex 1 as the Company or its Board of Directors, Chairman and or President shall reasonably require of the Executive) (the "Assigned Duties"), and (iv) agrees to devote substantially his entire professional time, attention and energies to the performance of the Assigned Duties to the best of his ability.

                  (B) The Executive shall work at offices of the Company located in or near (from and after no later than October 31, 1997) Pompano Beach, Florida and (prior thereto) Portland, Maine (as the case may be, the "Home Area"). However, (i) during the period that the Home Area is Portland, Maine, the Executive shall travel to and work at the offices of the Company located in or near Pompano Beach, Florida on and as needed basis (but no less frequently than monthly), and (ii) throughout the term of this Agreement, the Executive shall also render services at such other place or places within or without the United States as the Board of Directors may direct from time to time, subject to
Section 7; provided that the Company shall employ its reasonable efforts to restrict the time the Executive shall render such services away from the Home Area to not more than 20 business days per calendar quarter.

         2. Term. The effectiveness of this Agreement shall commence automatically on July, 1997 (being the date of the consummation of the Acquisition Transaction; hereinafter, the "Effective Date") and, unless earlier terminated pursuant to Section 8, shall continue in effect until March 31, 2000 (being the date that is three years after the As of Date) (the "Term").

         3. Compensation. During the Term of this Agreement, the Executive's compensation under this Agreement shall be as follows:

                  (A) Base Salary. Executive shall be paid a base salary ("Base Salary") at a rate of: (i) for the portion of the Term ending on March 31, 1998 (the "Initial Period"), $120,000 per annum; (ii) for the twelve-month period ending on March 31, 1999 (the "Second Period"), $135,000 per annum; and (iii) for the twelve-month period ending on March 31, 2000 (the "Third Period"), $150,000 per annum. The Base Salary shall be paid by the Company in installments in accordance with the Company's normal payment schedule for its senior management, but no less frequently than monthly except that the Base Salary payable for the period between the As Of Date and the Effective Date shall be paid promptly by GHA after the Effective Date, in a single lump sum. All payments hereunder shall be subject to the deduction of payroll taxes and similar assessments as required by law.

                  (B) Bonus. With respect to the Initial Period, the Executive shall be entitled to a cash bonus of $20,000, payable within fifteen days of the Executive's having completed the move of his residence from in or near Portland, Maine to a commutable distance from Pompano Beach, Florida (the "Executive's Move"); provided that this Agreement shall not have been terminated for Cause (as defined in Section 8 hereof) or by the resignation of the Executive prior to such move-date (or the following two-week period). In addition, if during the Second Period or Third Period the performance criteria set forth in Annex 2 attached hereto are achieved, then the Executive shall be entitled to receive a cash bonus in an amount equal to $25,000 (in respect of the Second Period) or $30,000 (in respect of the Third Period within 30 days of the end of the respective period; provided that this Agreement shall not have been terminated for Cause or by the resignation of the Executive prior to the end-date of such Second Period or Third Period (respectively). If this Agreement shall be terminated by the Company without Cause or if the Executive terminates this Agreement for Good Reason (as defined in Section 8 hereof) prior to: (i) the Executive's Move or the payable date of the Executive's bonus hereunder with respect to the Initial Period, the Executive shall nevertheless be entitled to the full amount of such bonus, or (ii) the end-date of Second Period or Third Period, then, subject to the subsequent achievement of the performance criteria set forth in Annex 2 attached hereto, the Executive shall be entitled to a portion of the bonus payable hereunder for such period, pro rated for the number of full months that this Agreement was in force during the period with respect to which such bonus is calculated.

                  (C) Executive's Move. As compensation for the expense of and personal dislocation arising out of the Executive's Move, the Executive shall be entitled to receive a cash payment of the greater of: (i) $10,000, and (ii) the lesser of (x) $15,000 and
(y) the actual expenses incurred by the Executive in connection with the Executive's Move. Such payment shall be made promptly after the submission by the Executive to the Company of the appropriate documentation establishing such expenses of the Executive.

                  (D) Options. Concurrent with the execution hereof, the Executive is entering into a Stock Option Agreement with the Company, pursuant to which the Executive is being granted the right to purchase 300,000 shares of the Company's Common Stock over 3 years.

         4. Company Car. The Executive shall have the use of a suitable executive company car (i) which either (x) will be owned or leased and paid for by the Company or an Affiliated Company, or (y) for which the Executive will be paid a sufficient car allowance and (ii) as to which the Company will reimburse the Executive for insurance, maintenance, registration, excise taxes and business-related gas consumption. The Executive shall keep a detailed mileage log for his company car. Company agrees that Executive's current GHA company car is a "suitable executive company car".

         5. Executive Plans. The Executive (together with his spouse and minor children) shall be covered at the Company's expense by any and all of the Company's United States group health, dental, life and disability insurance plans made available to senior executives of the Company in the United States generally. The Executive shall also be eligible to participate, to the same extent as other senior executives, in any and all of the Company's other executive profit sharing or bonus plans available to senior executives of the Company in the United States generally.

         6. Vacation. The Executive shall be entitled to take four weeks of paid vacation during each year of this Agreement. Accrued but unused vacation shall be carried over only in accordance with the Company's standard policies.

         7. Expense Reimbursement. In addition to the compensation and benefits provided in Sections 3, 4, 5 and 6 hereof, the Company or an Affiliated Company shall, upon receipt of appropriate documentation, reimburse Executive for his reasonable travel, lodging, entertainment, professional promotion and other ordinary and necessary business expenses incurred in the course of his duties on behalf of the Company or any Affiliated Company.

         8. Termination of Employment. (A) The Company may terminate the Executive's employment by the Company (and any Affiliated Company) and this
Agreement: (i) by giving the Executive written notice of such termination at least 30 days in advance, and (ii) at any time for Cause.

                  (B) The Executive's employment hereunder and this Agreement shall terminate immediately upon his death or disability. For purposes of this
Section 8(B), Executive shall be deemed to be "disabled" if, on account of illness or other incapacity, he has been unable to perform his duties for 90 consecutive days and, in the good faith judgment of the Company's Board of Directors or its Chairman or President, he shall be unable to perform his duties hereunder for a period of six consecutive months. The Company shall continue to pay the Executive his Base Salary and other employment benefits hereunder prior to the termination by the Board of Directors pursuant to this Section 8(B), even though Executive is disabled during that 90 day period of time.

                  (C) The Executive may terminate the Executive's employment by the Company (and any Affiliated Company) and this Agreement for Good Reason, after giving the Company written notice of the basis for such termination and the Company's failure to cure such condition after 30 days opportunity to do so.

                  (D) This Agreement may be terminated with the mutual consent of the parties hereto, and shall terminate at the end of the Term.

                  (E) If the Executive's employment hereunder is terminated by the Company without Cause pursuant to the foregoing Section 8(A)(i) or by the Executive for Good Reason as provided in the foregoing Section 8(C), the Company shall, within 30 days after the effective date of such termination make a cash payment equal to the Executive's Base Salary for a period of time equal to the lesser of (x) the remaining Term of this Agreement and (y) one year, but in no event less than six (6) months.

                  (F) If the Executive's employment hereunder and/or this Agreement is terminated for any reason, then all rights and obligations of the parties hereunder shall terminate automatically thereupon, except (i) as to any right which the Executive's estate or dependents may have under "COBRA" or any other federal or state law, (ii) as to any Base Salary or other compensation earned by him prior to such termination, or (iii) to the extent otherwise specifically set forth herein (including under the foregoing Section 8(E)).

                  (G)  For purposes of this Agreement, the terms:

                       "Cause" means, when used in connection with the termination of the Executive's employment with the Company and/or this Agreement (or the right to effect such termination): (i) the Executive's continuing inattention to, or neglect of, his Assigned Duties, which inattention or neglect is not the result of illness or accident, (ii) any other material breach by the Executive of this Agreement uncured for five (5) business days, (iii) any willful disloyalty to, misappropriation from or embezzlement of, the Company or any Affiliated Company on the part of the Executive, (iv) the commission by the Executive of any crime involving moral turpitude or any felony (whether or not involving moral turpitude), (v) any habitual drug, alcohol or other substance abuse on the part of the Executive, and/or (vi) the participation by the Executive in any fraud (whether or not directed at the Company or any Affiliated Company).

                       "Good Reason" means, when used in connection with the termination of the Executive's employment with the Company and/or this Agreement (or the right to effect such termination) any of the following events occurring (x) within six months prior to such termination and (y) without the prior written consent of Executive: (i) the assignment to the Executive of any duties materially inconsistent with his position as an officer of the Company or with the Assigned Duties, except in connection with the termination of the Executive's employment by the Company for Cause; (ii) any reduction by the Company of the Executive's Base Salary or a material reduction in other benefits provided for hereunder taken as a whole (except to the extent such benefits are no longer generally available to members of management of the Company), except in connection with the termination of such Executive's employment by the Company for Cause (it being understood that failure to receive bonus or other incentive payments at the same level as in prior years or periods due
                                        4
to the failure to achieve in such later year or period specified performance criteria shall not be deemed to be a reduction in benefits hereunder), or (iii) any other material breach by the Company of this Agreement. It is hereby expressly acknowledged that the foregoing definition of "Good Reason" shall be effective solely for purposes of this Agreement and shall not be applicable to any other agreement or understanding between Executive and the Company. "Good Reason" shall not include a change in the title of the office or offices held by Executive as long as the Assigned Duties associated with such office(s) are not materially altered.

                  9. Covenant Not to Compete. (A) The Executive agrees that for a period commencing on the date hereof and ending two years after the termination of this Agreement and/or his employment by the Company and any Affiliated Company, he will not, directly or indirectly: (i) unless such termination was without Cause or Good Reason, engage in, or be employed or retained by, give advice to, be a proprietor, principal, agent, representative, officer, director, partner or significant shareholder of, or otherwise be associated with or render assistance to, any business or enterprise that engages in any business at the time of such termination being engaged in by the Company or any Affiliated Company (the "Restricted Business"); (ii) interfere with or disrupt any actual or imminent business relationship between the Company or any Affiliated Company, on the one hand, and any of their respective (including prospective) customers or suppliers, on the other; or (iii) solicit for employment, attempt to employ or assist any other person or entity in employing or soliciting for employment, any employee or executive who is at the time employed by the Company or any Affiliated Company.

                  (B) Although the Executive acknowledges that the restrictions contained in Section 9(A) are fair and reasonable under the circumstances, it is recognized that restrictions of the nature contained in such Section may fail for technical reasons, and, accordingly, if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in Section 9(A) shall apply, at the election of the Company, with such modifications as may be necessary to make them valid, effective and enforceable in the particular jurisdiction in which such restrictions are adjudged to be void or unenforceable.

         10. Confidentiality. Without the specific prior written consent of the Company, the Executive shall not, directly or indirectly, at any time after the date hereof (including after the termination of this Agreement and/or his employment by the Company and any Affiliated Company), divulge to any person or entity, or use for his own direct or indirect benefit, any information confidential and/or proprietary to the Company or any Affiliated Company concerning their respective business, affairs, products, services, assets, services, liabilities, revenues, condition (financial or otherwise), or prospects, customers or suppliers, including, without limitation, any data or statistical information of or with respect to the Company or any Affiliated Company, whether created or developed by the Company or any Affiliated Company or on its or his behalf, or with respect to which the Executive may have knowledge or access, it being the intent of the parties hereto to restrict the Executive from disseminating or using any such information of or with respect to the Company or any Affiliated Company which is at the time of such use or dissemination unpublished and not readily available or generally known to the public or in the Company's or any Affiliated Company's trade; provided that nothing in this Section 10 shall prohibit such disclosure within the scope of the Executive's employment or in the best interest of the Company.

         11. Amendment and Waivers. This Agreement may be amended, and compliance with any of the terms and provisions hereof may be waived, only by a written document signed by both parties hereto. No waiver of any condition, obligation or term hereof shall constitute a waiver of any other or a waiver of a subsequent right to demand strict compliance with all conditions, obligations and terms hereof.

         12. Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the choice of law principles thereof). Any claim, action, suit or other proceeding initiated by either party hereto under or in connection with this Agreement shall (to the exclusion of other forums) be asserted, brought, prosecuted and maintained in an arbitration proceeding held in the City of Pompano Beach, Florida in accordance with the rules of the American Arbitration Association, and both of the parties hereto hereby irrevocably (a) submit to the jurisdiction of any arbitration tribunal established in accordance with the foregoing, (b) waive any and all rights to object to the laying of venue before such tribunal in such location, (c) waive any and all rights to claim that any such tribunal in such location may be an inconvenient forum, and (d) agree that service of process on them in any such arbitration proceeding may be effected by the means by which notices may be given to it under this Agreement. The parties hereto hereby further agree that an arbitration tribunal established in accordance with the foregoing shall have the power to issue an injunction or mandatory relief order, and the parties will be bound by any resulting arbitration ruling or order.

         13. Attorneys' Fees. In the event any party finds it necessary to bring an action at law or other proceedings against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys' fees as well as court costs.

         14. Severability. Should any provision hereof be deemed, for any reason whatsoever, to be invalid or inoperative, that provision shall be deemed severable and shall not affect the force and validity of all other provisions of this Agreement.

         15. Survival. All provisions which may reasonably be interpreted or construed to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement. Without limiting the generality of the foregoing, Sections 9 and 10 shall survive the termination of the Executive's employment by the Company and any Affiliated Company and this Agreement, in accordance with their terms.

         16. Notices. All notices, offers, acceptances, requests and other communications under or pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after being sent by recognized overnight courier or three days after being sent by United States mail, certified or registered mail, with postage prepaid, to the other party at such party's address set forth below:

                  If to Executive:          Robert C. Bruce
                                58 Kenwood Street
                               Portland, ME 04102
                             Office: (207) 774-0150

                  If to the Company:        Natural Health Trends Corp.
                                            2001 West Sample Road
                                            Pompano Beach, Florida  33064
                                            Attention: Chairman
                                            Fax: (954) 969-9747
                                            Tel: (954) 969-9771


Any party may change his or its address set forth in this Section, by written notification to the other party hereto. Promptly after the Executive's Move, the Executive shall, by written notification to the Company, advise the Company of his new address for notices, offers, acceptances, requests and other communications under or pursuant to the terms of this Agreement.

         17. Successors. This Agreement, including the documents and instruments referred to herein, shall inure to the benefit of and be binding upon and enforceable against the respective heirs, legal representatives, successors, and permitted assigns of the parties hereto.

         18. Delegation of Duties. The Executive may not delegate or assign any of his duties or obligations hereunder. With the exception of an assignment to any acquiror in connection with (i) a merger or consolidation of the Company, or
(ii) a sale or exchange of all or substantially all of the property or assets of the Company, the Company shall have no right to assign this Agreement without the Executive's prior written consent (which consent shall not be unreasonably withheld or delayed).

         19. Remedies. (A) The remedies of each of the parties hereunder shall be cumulative and not exclusive. However, no party shall be obligated to the other for punitive or other forms of speculative or expectancy damages. In addition to any and all such other remedies, the provisions of this Agreement requiring the performance of an affirmative act by a party or requiring a party to refrain from the performance of specific act, shall be enforceable by injunctive proceeding or by a suit for specific performance.

                  (B) Without limiting the generality of the foregoing Section 19(A), the Executive acknowledges that any violation or threatened violation of
Section 9 or 10 hereof will cause irreparable injury to the Company and that the remedy at law for any such violation or threatened violation will be inadequate. The Executive therefore agrees that the Company shall be entitled to temporary and permanent injunctive relief for any such violation or threatened violation without the necessity of proving (i) that the Company will be irreparably injured thereby, (ii) that the remedy at law for such violation or threatened violation is inadequate or (iii) actual damages.

         20. Effectiveness. Notwithstanding anything to the contrary set forth herein, this Agreement has force and effect only from and after the Effective Date. The Company and Executive hereby acknowledge and agree that this Agreement is intended to supersede and replace the GHA Employment Agreement, and therefore from and after the Effective Date, the GHA Employment Agreement is and shall be terminated and no longer of any force and effect. The foregoing provisions of this Section 20 are for the benefit of, and may be enforced by GHA (in addition to the Company and the Executive).

         21. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior arrangements or understandings with respect thereto between the parties hereto, which arrangements or understandings are merged herein.

           [(The remainder of this page is intentionally left blank)]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.




                                              The Company:

                                               NATURAL HEALTH TRENDS CORP.

                                                  By:
                                                     Name:
                                                     Title:


                                                    The Executive:



                                                  By:

                                                     Name:  Robert C. Bruce
                                                     Title:

Acknowledged and Agreed
as to Section 3A:

GLOBAL HEALTH ALTERNATIVES, INC.



By:
         Sir Brian Wolfson
         President

                                     Annex 1
                            (to Employment Agreement)

                                 Assigned Duties


o Senior Vice President, Chief Financial Officer and Treasurer of the Company reporting directly to the President, CEO and Chairman (whether such offices are held by the same or different persons).

o Serve as member of the Company's senior management team, including development of strategic plans and financing strategies (Company-wide, and for the individual Global Health and non-Global Health business segments).

o Responsible for all corporate fiscal planning (Company-wide, and for the individual Global Health and non-Global Health business segments).

o Oversee all financial accounting and reporting functions for Company financial statements. Assure financial control and accountability. Monitor and maintain sound internal control structure.

o Lead financial performance and budget compliance processes. Assure timely and accurate financial reporting and budgetary analysis to management, the Directors and outside parties.

o Responsible for supervision of accounting personnel and the development and monitoring of all required training.

o With assistance of Company's tax, legal and audit advisors, insure compliance with IRS regulations and all domestic and international tax filings.

o Oversee the financial position and performance of any subsidiaries or other operations and provide oversight of the subsidiaries' and other operations' or accounting functions.

o Evaluate potential acquisition targets, and participate as a key member of the Company's acquisition team.

o Analyze existing business operations (for the Global Health and non-Global Health business segments) and identify potential improvement strategies.

o Undertake such special projects reasonably consistent with the duties enumerated above for the Company or any of its Affiliated Companies.

                                     Annex 2
                            (to Employment Agreement)

                              Performance Criteria


Satisfactory accomplishment of the Executive's Assigned Duties during the employment period in question, as determined in the sole discretion of the Board of Directors of the Company or the Compensation Committee thereof (which discretion may be delegated to the Chairman of the Company.